Exhibit 2.1

NODAK

Mutual Insurance Company

Plan of Mutual Property and Casualty Insurance Company Conversion and Minority Offering

Pursuant to Chapter 26.1-12.1 of the Century Code of North Dakota

As Approved by the Board of Directors
On January 21, 2016

table of contents

ARTICLE I
DEFINITIONS		2

ARTICLE II
CONVERSION		5

2.1.	The Conversion	5
2.2.	Reasons for the Conversion	5
2.3.	Formation of Mutual Holding Company	6
2.4.	Articles of Incorporation and Bylaws of Mutual Holding Company	6
2.5.	Conversion Into Stock Insurance Company	6
2.6.	Continuation of Corporate Existence	6
2.7.	Articles of Incorporation and Bylaws of the Converted Stock Company	6
2.8.	Effect of Conversion on Existing Policies	6
2.9.	Formation of Stock Holding Company	7
2.10.	Articles of Incorporation of the Stock Holding Company	7
2.11.	Issuance of Shares of Capital Stock	7
2.12.	Granting of Membership Interests in Mutual
	Holding Company Subsequent to the Effective Date	7
2.13.	Participating Policies	7

ARTICLE III
APPLICATION		7

3.1.	Filing of Application for Approval of Plan	7
3.2.	Notice to Eligible Members	8

ARTICLE IV
DETERMINATION OF NUMBER OF
SHARES TO BE SOLD IN THE OFFERING		8

4.1.	Determination of Number of Shares	8
4.2.	General Procedure for the Offerings	11
4.3.	Subscription Offering	11
4.4.	Community Offering or Public Offering	13
4.5.	Limitations on Subscriptions and Purchases of Common Stock	14
4.6.	Timing of the Offerings, Manner of Purchasing Common Stock and Order Forms	15
4.7.	Payment for Common Stock	16
4.8.	Conditions to the Offerings	17

 (i)

4.9.	Requirement Following Offering for Registration, Market Making and Stock Exchange Listing	17
4.10.	Restrictions on Transfer of Common Stock	17
4.11.	Stock Compensation Plans	18
4.12.	Purchases by Directors and Officers Following Conversion	18
4.13.	Purchases of Common Stock by the Stock Holding Company Following Conversion	18
4.14.	Voting Rights	18
4.15.	Amendment or Termination	18
4.16.	Interpretation	18
4.17.	Redemption of Subscription Rights	19

ARTICLE V
APPROVAL, CONDITIONS AND EFFECTIVE DATE OF CONVERSION AND REORGANIZATION		19

5.1.	Approval by the Commissioner	19
5.2.	Approval by Voting Members	19
5.3.	Conditions and Effective Date	20

ARTICLE VI
ADDITIONAL PROVISIONS		21

6.1.	No Transfer or Exchange	21
6.2.	Directors and Officers	21
6.3.	Conflict of Interest	21
6.4.	Notices	21
6.5.	Assets of Mutual Holding Company	21
6.6.	Amendment of Plan; Withdrawal of Plan	22
6.7.	Corrections	22
6.8.	Costs and Expenses	22
6.9.	Limitation on Actions	22
6.10.	Governing Law	22
6.11.	Headings	22
6.12.	Recitals	22

 (ii)

Plan of Mutual Property and Casualty Insurance Company Conversion
and Minority Offering
of
NODAK Mutual Insurance Company
January 21, 2016

RECITALS

Nodak Mutual Insurance Company (the “Company”) is a North Dakota domestic mutual insurance company.

The Company proposes to reorganize itself pursuant to the provisions of § 26.1-12.2 et seq. of the Century Code of North Dakota (the “Conversion Law”) and § 26.1-12.1 et seq. of the Century Code of North Dakota (the “Reorganization Law”) by:

(a)	forming a mutual insurance holding company (the “Mutual Holding Company”);

(b)	forming an intermediate stock holding company which will be a majority owned subsidiary of the Mutual Holding Company (the “Stock Holding Company”);

(c)	converting the Company from an incorporated mutual insurance company into an incorporated stock insurance company, which will then be a wholly-owned subsidiary of the Stock Holding Company; and

(d)	having the Stock Holding Company engage in an “Offering” (defined below) of not more than forty-five percent (45%) of its common stock such that upon completion of the Offering, the Mutual Holding Company will own a majority of the outstanding stock of the Stock Holding Company and the purchasers in the Offering will own a minority of the outstanding stock of the Stock Holding Company.

All of the foregoing actions, as further described in this Plan, constitute the “Conversion.”

The Board of Directors of the Company believes the Conversion and the Offering to be in the best interests of the Company and that it is fair and equitable to its members. At a meeting duly called and held on January 21, 2016 (the “Adoption Date”), at the members of the Board of Directors of the Company unanimously approved the Conversion and the Offering and adopted this Plan of Conversion and Minority Offering (the “Plan”) and authorized and directed the execution of this Plan of Conversion and Minority Offering providing for the conversion of the Company and the Offering in accordance with the requirements of the Conversion Law and the Reorganization Law, and otherwise in accordance with the terms and subject to the conditions as provided in this Plan.

The Board of Directors of the Company has directed that this Plan be filed with the North Dakota Insurance Department (the “Department”) for review and approval as provided by law.

The Board of Directors of the Company has directed that this Plan be submitted to the Voting Members (as defined in Article I) of the Company for approval in accordance with the Conversion Law and the Company’s articles of incorporation and bylaws.

ARTICLE I
DEFINITIONS

As used in this Plan, the following words or phrases have the following meanings. Terms defined in the Recitals shall have the meanings given to such terms therein. Such definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined.

“Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified or who is acting in concert with the Person specified.

“Application” has the meaning specified in Section 3.1.

“Appraised Value” means the final estimated pro forma market value of the Company, as determined by the Independent Appraiser.

“Business Corporation Act” means § 10-19.1-00.1 et seq. of the Century Code of North Dakota.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing” means the closing of the transactions contemplated by this Plan, which shall occur on the Effective Date, including (i) the conversion of the Company from a mutual insurance company to a stock insurance company pursuant to this Plan by the filing of the Restated Articles with the office of the Secretary of State of North Dakota, (ii) the closing of the Offering, (iii) the issuance of the shares of common stock of the Converted Stock Company to the Mutual Holding Company, and (iv) the contribution of such shares of common stock of the Converted Stock Company to the Stock Holding Company by the Mutual Holding Company.

“Commissioner” means the Insurance Commissioner of the State of North Dakota.

“Common Stock” means the common stock of the Stock Holding Company, $0.01 par value per share.

“Community Offering” means the offering for sale by the Stock Holding Company of any shares of Common Stock not subscribed for in the Subscription Offering as set forth in Section 4.4 hereof, and includes any Public Offering. The Stock Holding Company may retain the assistance of a broker-dealer or syndicate of broker-dealers to assist it in connection with the sale of Common Stock in the Community Offering.

“Converted Stock Company” has the meaning specified in Section 2.5.

“Director” means any member of the Board of Directors of the Company.

“Effective Date” has the meaning specified in Section 5.3.

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“Eligible Member” means a member of the Company whose Policy is in force on the Adoption Date.

“Employee” means any natural person who is a full or part-time employee of the Company.

“ESOP” means the Employee Stock Ownership Plan to be established by the Stock Holding Company prior to the commencement of the Offering.

“Gross Proceeds” means the product of (x) the Purchase Price and (y) the number of shares for which subscriptions and orders are received in the Offering and accepted by the Stock Holding Company.

“Independent Appraiser” means Feldman Financial Advisors, Inc. or such other independent valuation expert who is experienced in valuing insurance companies and who has been engaged by the Company for the purpose of determining the Valuation Range.

“Insider” means any Officer or Director.

“Insurance Law” means § 26.1-01 et seq. of the Century Code of North Dakota.

“Maximum of the Offering Range” means the dollar amount equal to the Minority Percentage times the Maximum of the Valuation Range.

“Maximum of the Valuation of Range” has the meaning specified in Section 4.1(b).

“Membership Interests” means the rights of a member as a member of the Company or, upon completion of the Conversion, of the Mutual Holding Company to vote as provided for in the respective articles of incorporation and bylaws of the Company and the Mutual Holding Company and such other rights as are provided by statute, but shall not include any other right expressly conferred by any Policy.

“Members Meeting” has the meaning specified in Section 5.2(a).

“MHC Articles” has the meaning specified in Section 2.4.

“MHC Bylaws” has the meaning specified in Section 2.4.

“Minimum of the Offering Range” means the dollar amount equal to the Minority Percentage times the Minimum of the Valuation Range.

“Minimum of the Valuation of Range” has the meaning specified in Section 4.1(b).

“Minority Percentage” means forty-five percent (45%).

“Notice of Special Meeting” has the meaning specified in Section 5.2.

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“Offering” means the minority offering of shares of Common Stock pursuant to this Plan in the Subscription Offering and the Community Offering and any Public Offering.

“Offering Range” means the range of dollar amounts extending from and including an amount equal to the Minority Percentage times the Minimum of the Valuation Range to and including an amount equal to the Minority Percentage times the Maximum of the Valuation Range.

“Officer” means the President, the Chairman, the Executive Vice President and Chief Executive Officer, the Chief Financial Officer, and any Vice President of the Company.

“Order Form” means the form provided on behalf of the Stock Holding Company by which Common Stock may be ordered in the Offering.

“Participant” means a Person to whom Common Stock is offered under the Subscription Offering.

“Participating Policy” means a policy that grants the holder the right to receive dividends if, as, and when declared by the Company.

“Plan” means this Plan of Conversion and Offering, including all Exhibits hereto, as the same may be amended from time to time in accordance with Section 6.6.

“Person” means an individual, partnership, firm, association, corporation, joint-stock company, limited liability company, trust, government or governmental agency, state or political subdivision of a state, public or private corporation, association, estate, trustee, or fiduciary, or any similar legal entity.

“Policy” means an insurance policy, in force, issued by the Company.

“Post-Adoption Member” means any Person who becomes a member of the Company after the Adoption Date but prior to the Voting Record Date.

“Prospectus” means the one or more documents to be used in offering the Common Stock in the Offering and for providing information to Persons in connection with the Offering.

“Public Offering” means an underwritten firm commitment or best efforts offering to the public through one or more underwriters or registered broker-dealers.

“Purchase Price” has the meaning specified in Section 4.1(c).

“Registration Statement” means the registration statement filed or to be filed with the SEC by the Stock Holding Company under the Securities Act with respect to the offer and sale of shares of the Common Stock in connection with the Offering.

“Restated Articles” has the meaning specified in Section 2.7.

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“Restated Bylaws” has the meaning specified in Section 2.7.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SHC Articles” has the meaning specified in Section 2.10.

“SHC Bylaws” has the meaning specified in Section 2.10.

“Stock Incentive Plan” means any executive stock incentive plan that may be established by the Stock Holding Company and under which stock options, shares of restricted stock, or restricted stock units may be granted to directors, officers and employees of the Stock Holding Company or any of its subsidiaries.

“Subscription Offering” means the offering of the Common Stock that is described in Section 4.3 hereof.

“Subscription Rights” means rights to subscribe for Common Stock in the Subscription Offering granted to Participants pursuant to the terms of this Plan.

“Subscription Right Value” means the value of each Subscription Right as determined in accordance with Section 4.17(b) hereof.

“Valuation Range” means the range of the estimated pro forma market value of the Company as converted to a stock insurance company as determined by the Independent Appraiser in accordance with Section 4.1(b) hereof.

“Voting Member” means an Eligible Member who is also a member of the Company as of the Voting Record Date.

“Voting Record Date” means the date set by the Board of Directors of the Company to determine the Eligible Members entitled to vote at the Members Meeting, which date shall not be more than ninety (90) days prior to the date of the Members Meeting.

ARTICLE II
CONVERSION

2.1. The Conversion. On the Effective Date and in accordance with the terms of this Plan and the provisions of the Conversion Law and the Reorganization Law and the Business Corporation Act, the Company shall be reorganized by forming the Mutual Holding Company, the Stock Holding Company and continuing the corporate existence of the Company as a stock insurance company without interruption, all in accordance with this Plan.

2.2. Reasons for the Conversion. The Conversion will enhance the Company’s strategic and financial flexibility by creating a corporate structure that will enable it to access the capital markets that are presently unavailable to the Company as a mutual insurance company, which may thereby facilitate the growth important to the Company’s goal of remaining an effective and competitive insurer in the future. Access to capital markets includes the sale of a portion of the stock of the Stock Holding Company as contemplated by this Plan.

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2.3. Formation of Mutual Holding Company. The Mutual Holding Company shall be incorporated as a mutual corporation pursuant to the provisions of §26.1-12.1-02 of the Century Code. The name of the Mutual Holding Company shall be “Nodak Mutual Group.” On the Effective Date, (i) all members of the Company shall become members of the Mutual Holding Company in accordance with the MHC Articles and the MHC Bylaws and §26.1-12.1-02 of the Century Code, (ii) all Membership Interests in the Company shall become Membership Interests in the Mutual Holding Company, and (iii) all Membership Interests in the Company shall be extinguished.

2.4. Articles of Incorporation and Bylaws of Mutual Holding Company. The articles of incorporation of the Mutual Holding Company shall be in the form approved by the Company’s Board of Directors (the “MHC Articles”). The bylaws of the Mutual Holding Company shall be in the form approved by the Company’s Board of Directors (the “MHC Bylaws”).

2.5. Conversion Into Stock Insurance Company. On the Effective Date, the Company shall be converted into a stock insurance company (the “Converted Stock Company”) authorized to issue capital stock and shall change its corporate name to “Nodak Insurance Company”.

2.6. Continuation of Corporate Existence. The corporate existence of the Company shall be continued in the Converted Stock Company. All rights, franchises and interests of the Company in and to any type of property, real, personal, mixed, tangible or intangible, held immediately prior to the Effective Date shall be deemed transferred to and vested in the Converted Stock Company without further act or deed. Simultaneously, the Converted Stock Company shall be deemed to have assumed all obligations and liabilities of the Company that existed immediately prior to the Effective Date.

2.7. Articles of Incorporation and Bylaws of the Converted Stock Company. On the Effective Date, the articles of incorporation of the Converted Stock Company shall be in the form approved by the Company’s Board of Directors (the “Restated Articles”) and the bylaws of the Converted Stock Company shall be in the form approved by the Company’s Board of Directors (the “Restated Bylaws”).

2.8. Effect of Conversion on Existing Policies. On and after the Conversion, every Policy which is in force on the Effective Date shall continue in force under the terms of such Policy, except that on the Effective Date the following rights, to the extent that such rights existed, shall be extinguished:

(a) all voting rights provided under such Policy;

(b) any right to share in the surplus of the Company, unless such right is expressly provided for under the terms of such Policy; and

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(c) any assessment provisions included in such Policy.

2.9. Formation of Stock Holding Company. On the Effective Date, the Stock Holding Company shall be incorporated as a stock corporation pursuant to the provisions of the Business Corporation Act. The name of the Stock Holding Company shall be “NI Holdings, Inc.”

2.10. Articles of Incorporation of the Stock Holding Company. On the Effective Date, the articles of incorporation of the Stock Holding Company shall be in the form approved by the Company’s Board of Directors (the “SHC Articles”). The bylaws of the Stock Holding Company shall be in the form approved by the Company’s Board of Directors (the “SHC Bylaws”).

2.11. Issuance of Shares of Capital Stock. On the Effective Date, all of the shares of the common stock of the Converted Stock Company shall be issued to the Mutual Holding Company, and immediately thereafter, the Mutual Holding Company shall contribute all such shares of common stock of the Converted Stock Company to the Stock Holding Company. In exchange for the contribution by the Mutual Holding Company to the Stock Holding Company of the shares of common stock of the Converted Stock Company, the Stock Holding Company shall issue to the Mutual Holding Company such number of shares of Common Stock as is equal to fifty-five percent (55%) of the total shares of Common Stock that will be outstanding after taking into account the number of shares of Common Stock that will be issued to all purchasers in the Offering.

2.12. Granting of Membership Interests in Mutual Holding Company Subsequent to the Effective Date. Persons who become policyholders of the Converted Stock Company subsequent to the Effective Date shall be granted Membership Interests in the Mutual Holding Company.

2.13. Participating Policies. Policyholders under any Participating Policy in force on the Effective Date shall continue to have the right to receive dividends as provided in the Participating Policy.

ARTICLE III
APPLICATION

3.1. Filing of Application for Approval of Plan. Within 90 days after adoption of this Plan by the Board of Directors of the Company and prior to submission of this Plan to Voting Members for approval at the Members Meeting, the Company shall file an application with the Department in accordance with § 26.1-12.2-02(2) of the Century Code (the “Application”). The Application shall contain the following:

(a) A copy of this Plan;

(b) A copy of the report of the Independent Appraiser with respect to the determination of the Valuation Range as required by Section 4.1(b) of this Plan;

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(c) The application fee required by § 26.1-12.2-02(2)(f) of the Century Code;

(d) The form of notice to be given to Voting Members pursuant to Section 5.2(b) of this Plan;

(e) The form of proxy to be solicited from Voting Members pursuant to Section 5.2(c) of this Plan;

(f) The form of notice required by § 26.1-12.2-09 of the Century Code to be given to Post-Adoption Members;

(g) Copies of the Restated Articles and Restated Bylaws; and

(h) Any acquisition of control statement by the Stock Holding Company and the Mutual Holding Company to the extent required by § 26.1-10-03 of the Century Code.

3.2. Notice to Eligible Members. Upon the filing of the Application, the Company shall send a notice by first class mail to each Eligible Member (as such address appears on the records of the Company), which notice shall: (i) advise each Eligible Member of the adoption of this Plan, (ii) advise each Eligible Member of the filing of this Plan with the Department, (iii) notify each Eligible Member of his or her right to provide comments on this Plan to the Department and the Company within thirty (30) days after the date of such notice, (iv) advise each Eligible Member of the procedure to be followed in providing comments on this Plan, (v) notify each Eligible Member of his or her right to request and receive a copy of this Plan, and (vi) disclose to such Eligible Member that the initial Plan is not the final approved Plan and that the Commissioner’s approval, if any, of the final Plan does not constitute or imply endorsement of this Plan or the Conversion by the Commissioner or the Department.

ARTICLE IV
DETERMINATION OF NUMBER OF
SHARES TO BE SOLD IN THE OFFERING

4.1. Determination of Number of Shares. The number of shares of Common Stock to be offered and sold by the Stock Holding Company in the Offering will be determined as follows:

(a) Minority Share Offering. Notwithstanding any other provision of this Plan to the contrary, the number of shares of Common Stock sold by the Stock Holding Company in the Offering shall be equal to the Minority Percentage of the total outstanding shares of Common Stock on the Effective Date, so that the Mutual Holding Company will own a majority of the outstanding shares of Common Stock on the Effective Date.

(b) Independent Appraiser. The Independent Appraiser will be retained by the Company to determine the Valuation Range. The Valuation Range shall equal the Independent Appraiser’s estimate of the total value of the Company. The Valuation Range will consist of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Minimum of the Valuation Range”). The Valuation Range will be based upon the financial condition and results of operations of the Company, a comparison of the Company with comparable publicly-held insurance companies, and such other factors as the Independent Appraiser may deem to be relevant, including that value which the Independent Appraiser estimates to be necessary to attract a full subscription for the Common Stock. The Independent Appraiser will submit to the Company the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.

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(c) Purchase Price. The Purchase Price for each share for Common Stock sold in the Offering will be $10.00 and will be uniform as to all purchasers in the Offering.

(d) Number of Shares of Common Stock to be Offered. The maximum number of shares of Common Stock to be offered in the Offering shall be equal to the Maximum of the Offering Range divided by the Purchase Price.

(e) Number of Shares of Common Stock to be Sold. If the Gross Proceeds falls within the Offering Range, the following steps will be taken:

(i) Subscription Offering Meets or Exceeds Maximum. If the number of shares to which Participants subscribe in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Offering Range, then the Stock Holding Company on the Effective Date shall issue shares of Common Stock to the subscribing Participants; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering. In the event of an oversubscription in the Subscription Offering, shares of Common Stock shall be allocated among the subscribing Participants as provided in Section 4.3 hereof; provided, however, that no fractional shares of Common Stock shall be issued.

(ii) Subscription Offering Meets or Exceeds Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Offering Range, but less than the Maximum of the Offering Range, then the Stock Holding Company on the Effective Date shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, the Stock Holding Company shall have the right in its absolute discretion to accept, in whole or in part, orders received from purchasers in the Community Offering; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Offering Range divided by the Purchase Price; and, provided further, that no fractional shares of Common Stock shall be issued.

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(iii) Subscription Offering Does Not Meet Minimum. If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Offering Range, then in such event the Stock Holding Company may accept subscriptions received from subscribers in the Community Offering. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Offering Range, then on the Effective Date the Stock Holding Company shall: (A) issue shares of Common Stock to subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, and (B) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued to subscribing Participants and to purchasers in the Community Offering multiplied by the Purchase Price shall be equal to the Minimum of the Offering Range; provided, however, that no fractional shares of Common Stock shall be issued. The Stock Holding Company may in its absolute discretion elect to issue shares of Common Stock to purchasers in the Community Offering in excess of the number determined by reference to clause (B) of the preceding sentence; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Offering Range divided by the Purchase Price.

(iv) Offering Does Not Meet Minimum. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is less than the Minimum of the Offering Range, then in such event the Stock Holding Company may (w) cancel the Offering and terminate this Plan, (x) establish a new Valuation Range, (y) extend, reopen or hold a new Offering, or (z) take such other action as it deems reasonably necessary. If a new Valuation Range is established and the Offering is extended, reopened or continued as part of a new Offering, Persons who previously submitted subscriptions will be required to confirm, revise or cancel their original subscriptions. If original subscriptions are canceled, any related payment will be refunded (without interest).

If, following a reduction in the Valuation Range, the aggregate number of shares of Common Stock subscribed for, or for which orders have been accepted, in the Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Offering Range (as such Offering Range has been reduced), then the Stock Holding Company on the Effective Date shall: (i) issue shares of Common Stock to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued multiplied by the Purchase Price shall be at least equal to the Minimum of the Offering Range (as such Offering Range has been reduced).

(v) Participant Eligibility. Notwithstanding anything to the contrary set forth in this Plan, the Stock Holding Company shall have the right in its absolute discretion and without liability to any subscriber, purchaser, underwriter or any other Person to determine which proposed Persons and which subscriptions and orders in the Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person. The Stock Holding Company’s determination of these matters shall be final and binding on all parties and all Persons. The Stock Holding Company shall have absolute and sole discretion to accept or reject, in whole or in part, any offer to purchase that is made or received in the course of the Community Offering, irrespective of a Person’s eligibility under this Plan to participate in the Community Offering.

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(f) Unsuccessful Offering. If the Gross Proceeds from subscriptions and orders that have been accepted in the Offering does not fall within the Offering Range, then the Company may cancel the Offering and terminate this Plan, establish a new Valuation Range and extend, reopen or hold a new Offering, or take such other action as it deems to be reasonably necessary.

4.2. General Procedure for the Offerings. As soon as practicable after the registration of the Common Stock under the Securities Act of 1933, as amended, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in a Subscription Offering. The Subscription Offering will remain open for at least forty-five (45) days after the Prospectus is first mailed to the Eligible Members. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 3 hereof.

4.3. Subscription Offering. Subscription Rights to purchase shares of Common Stock at the Purchase Price will be distributed by the Stock Holding Company to the Participants in the following priorities:

(a) Eligible Members (First Priority). Each Eligible Member shall receive, without payment, Subscription Rights to purchase up such number of shares as is equal to the quotient of (i) the midpoint of the Offering Range divided by the number of Eligible Members, divided by (ii) the Purchase Price; provided, however, that the maximum number of shares that may be purchased by Eligible Members in the aggregate shall be equal to the Maximum of the Offering Range divided by the Purchase Price.

In the event of an oversubscription for shares of Common Stock by Eligible Members, available shares shall be allocated among subscribing Eligible Members in the proportion in which (i) the aggregate number of shares as to which each such Eligible Member’s subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Members’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued.

(b) ESOP (Second Priority). The ESOP shall receive, without payment, Subscription Rights to purchase at the Purchase Price a number of shares of Common Stock equal no more than nine and nine-tenths percent (9.9%) of the total number of shares of Common Stock to be issued in the Offering; provided, however, that such Subscription Rights shall be subordinated to the Subscription Rights of the Eligible Members; and provided, further, that such Subscription Rights may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Members, but which remain unsold after satisfying the subscriptions of all Eligible Members.

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(c) Directors, Officers and Employees (Third Priority). Each Director, Officer and Employee shall receive, without payment, Subscription Rights to purchase shares of Common Stock sold in the Offering (or such maximum purchase limitation as may be established for the Community Offering or Public Offering); provided, however, that such Subscription Rights shall be subordinated to the Subscription Rights of the Eligible Members and the ESOP; and provided, further, that such Subscription Rights may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Members and the ESOP, but which remain unsold after satisfying the subscriptions of all Eligible Members and the ESOP. In the event of an oversubscription among the Directors, Officers, and Employees the subscription of any one Director, Officer or Employee shall be equal to the product of (i) the number of shares available for subscription by all Directors, Officers, and Employees, and (ii) a fraction, expressed as a percentage, the numerator of which is the number of shares to which the subscribing Director, Officer or Employee subscribed and the denominator of which is the total number of shares subscribed by all Directors, Officers and Employees.

A Director, Officer or Employee who subscribes to purchase shares of Common Stock and who also is eligible to purchase shares of Common Stock as an Eligible Member will be deemed to purchase Common Stock first in his or her capacity as an Eligible Member.

(d) Surplus Notes. The right of any holder of a surplus note issued by the Company to purchase shares of Common Stock in the Offering will be governed by the terms of such surplus note.

(e) Limitations on Subscription Rights.

(i) Except as described in Subsection (ii) below, subscription rights granted under this Plan will be nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Common Stock at the purchase price established hereunder. Subscription Rights under this Plan will be granted without payment, but subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock hereunder will be deemed to represent and affirm to the Stock Holding Company and the Company that such Person is purchasing for his or her own account or for the account of a permitted transferee as provided in paragraph (ii) below, and not on behalf of any other Person.

(ii) An Eligible Member may transfer all, but not less than all, of such Eligible Member’s Subscription Rights to:

(A) Such Eligible Member and spouse or children;

(B) A trust or other estate or wealth planning entity established for the benefit of such Eligible Member or such Eligible Member’s spouse or children;

(C) The Eligible Member’s individual or joint individual retirement account or other tax-qualified retirement plan; or

(D) To the Stock Holding Company in accordance with Section 4.17 hereof.

Any Subscription Rights transferred pursuant to clauses (A) through (C) above must be transferred for no consideration.

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4.4. Community Offering or Public Offering.

(a) If less than the total number of shares of the Common Stock offered under this Plan are sold in the Subscription Offering, it is anticipated that remaining shares of Common Stock shall, if practicable, be sold by the Stock Holding Company in the Community Offering.

(b) In the Community Offering, the Stock Holding Company may accept, in its sole and absolute discretion, orders received from the following categories of preferred purchasers before accepting orders from the general public:

(i) Post-Adoption Members;

(ii) licensed insurance agencies and/or brokers that have been appointed by or otherwise are under contract with the Company to market and distribute policies of insurance;

(iii) members of the North Dakota Farm Bureau;

(iv) employees of Tri-State Ltd.

(v) natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of North Dakota;

(vi) licensed insurance agencies and/or brokers that have been appointed by or otherwise are under contract with American West Insurance Company, Battle Creek Mutual Insurance Company, or Primero Insurance Company; and

(vii) natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of South Dakota, Nevada, Nebraska, Minnesota, and Arizona.

(c) A Prospectus and an Order Form shall be furnished to such Persons as the Company may select in connection with the Community Offering, and each order for Common Stock in the Community Offering shall be subject to the absolute right of the Stock Holding Company to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event of an oversubscription, subject to the preferences described above and the right of the Stock Holding Company to accept or reject, in its sole discretion, any order received in the Community Offering, any available shares will be allocated among purchasers whose orders have been accepted but remain unsatisfied on a pro rata basis, provided no fractional shares shall be issued.

(d) The Stock Holding Company may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Stock Holding Company.

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(e) The Stock Holding Company may sell any shares of Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering, if desired. The provisions of Section 4.3(e) shall not be applicable to the sales to underwriters for purposes of the Public Offering, but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and the Stock Holding Company, subject to any required regulatory approval or consent.

(f) If for any reason a Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if the number of shares of Common Stock remaining to be sold after the Subscription Offering and Community Offering is so small that a Public Offering of those remaining shares would be impractical, the Company shall use its best efforts to obtain other purchases in such manner and upon such condition as may be necessary.

4.5. Limitations on Subscriptions and Purchases of Common Stock. The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offering:

(a) To the extent that shares are available, no Person may purchase fewer than the lesser of (i) 25 shares of Common Stock or (ii) shares of Common Stock having an aggregate purchase price of $250.00 in the Offering.

(b) In addition to the other restrictions and limitations set forth herein, the maximum amount of Common Stock which any Person together with any Affiliate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offering (including without limitation the Subscription Offering and/or Community Offering), shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering, except that the ESOP may purchase no more than nine and nine-tenths percent (9.9%) of the total shares of Common Stock issued in the Offering as set forth in Section 4.3(b). The limit set forth in this Section shall not be construed to increase any other purchase limit provided herein. Purchases of shares of Common Stock in the Offering by any Person shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering irrespective of the different capacities in which such person may have received Subscription Rights under this Plan.

(c) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers, and Employees shall not be deemed to be Affiliates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by the ESOP shall not be attributable to the individual trustees, beneficiaries or participants of any such plan for purposes of determining compliance with the limitations set forth in this Section, and (iii) shares of Common Stock purchased by any plan participant pursuant to the exercise of Subscription Rights granted to such plan participant in his individual capacity as an Eligible Member or Director or Officer or Employee and/or purchases by such plan participant in the Community Offering shall not be deemed to be purchases by the ESOP for purposes of calculating the maximum amount of Common Stock that the ESOP may purchase.

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(d) The Company may increase or decrease any of the purchase limitations set forth herein at any time; provided that in no event shall the maximum purchase limitation applicable to Eligible Members be less than the maximum purchase limitation percentage applicable to any other class of subscribers or purchasers in the Offering. In the event that either an individual or aggregate purchase limitation is increased after commencement of the Offering, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase additional shares up to the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any person who has priority rights to purchase shares of Common Stock in the Offering. In the event that either an individual or the aggregate purchase limitation is decreased after commencement of the Offering, the orders of any Person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for or ordered by such Person.

(e) Each Person who purchases Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law. The Company shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right of the Stock Holding Company to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock which it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons and the Stock Holding Company and the Company shall be free from any liability to any Person on account of any such action.

4.6. Timing of the Offerings, Manner of Purchasing Common Stock and Order Forms.

(a) The exact timing of the commencement of the Offering shall be determined by the Stock Holding Company in consultation with any financial advisory or investment banking firm retained by it in connection with the Offering. The Stock Holding Company may consider a number of factors in determining the exact timing of the commencement of the Offering, including, but not limited to, its current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. The Stock Holding Company shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offering at any time and from time to time, as it in its sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.

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(b) The Stock Holding Company shall have the absolute right, in its sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed, (ii) not timely received, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations the Stock Holding Company believes to be false or who it otherwise believes, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. The Stock Holding Company may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of the Stock Holding Company of the terms and conditions of the Order Forms shall be final and conclusive. Once the Stock Holding Company receives an Order Form, the order shall be deemed placed and will be irrevocable.

(c) The Stock Holding Company shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, the Stock Holding Company has no obligation to offer or sell shares to any Person under the Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) there are few Persons otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction, (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require the Stock Holding Company or its Directors, Officers or Employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or the Stock Holding Company would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction, or (iii) such registration or qualification in the judgment of the Stock Holding Company would be impracticable or unduly burdensome for reasons of cost or otherwise.

4.7. Payment for Common Stock.

(a) Payment for shares of Common Stock ordered by Persons in the Offering shall be equal to the Purchase Price per share multiplied by the number of shares that are being ordered. Payment for shares subscribed for or ordered in the Subscription Offering or the Community Offering shall be made by bank draft, check, or money order at the time the Order Form is delivered to the Stock Holding Company. Payment for all shares of Common Stock subscribed for must be received in full and collected by the Stock Holding Company or by any subscription or escrow agent engaged by the Stock Holding Company. All subscription payments will be deposited by the Stock Holding Company in an escrow account at a bank designated by the Stock Holding Company and the Company. Payment for shares ordered through a broker-dealer or underwriter in the Community Offering or any Public Offering may be paid by delivery of a wire transfer of immediately available funds to such escrow account.

(b) Consistent with applicable laws and regulations, payment for shares of Common Stock ordered by the ESOP may be made with funds contributed or loaned by the Stock Holding Company or the Company and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that the ESOP submits an Order Form until the closing of the transactions contemplated hereby.

(c) Each share of Common Stock issued in the Offering shall be non-assessable upon payment in full of the Purchase Price.

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4.8. Conditions to the Offerings. Consummation of the Offering is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offering, (ii) approval of the Plan by the Voting Members of the Company as provided in § 26.1-12.2-02(9) of the Century Code, and (iii) the sale in the Offering of such minimum number of shares of Common Stock within the Offering Range as may be determined by the Board of Directors of the Company and the Stock Holding Company.

4.9. Requirement Following Offering for Registration, Market Making and Stock Exchange Listing. The Stock Holding Company shall register the Common Stock pursuant to the Securities Exchange Act of 1934, as amended. The Stock Holding Company shall use commercially reasonable efforts to (i) encourage and assist a market maker to establish and maintain a market for that class of stock, and (ii) list that class of stock on a national or regional securities exchange or have quotations for that class of stock disseminated on the Nasdaq Stock Market.

4.10. Restrictions on Transfer of Common Stock.

(a) All shares of the Common Stock which are purchased in the Offering by Persons other than Insiders shall be transferable without restriction. Shares of Common Stock purchased by Insiders in the Offering shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one-year following the date of purchase, except for:

(i) Transfers to the spouse or minor children of such Insider;

(ii) Transfers to a trust or other estate or wealth planning entity established for the benefit of such Insider or the spouse or minor children of such Insider; or

(iii) Transfers of such shares following the death of the Insider.

(b) The shares of Common Stock issued by the Stock Holding Company to Insiders and their Affiliates shall bear the following legend giving appropriate notice of such one-year restriction:

The shares represented by this Certificate may not be sold by the registered holder hereof for a period of one-year from the date of the issuance printed hereon, except in the event of the death of the registered holder. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

(c) In addition, the Stock Holding Company shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

(d) The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

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4.11. Stock Compensation Plans. Subsequent to the Offering, subject to Commissioner approval and the further approval of the appropriate Board of Directors and the shareholders of the Stock Holding Company in accordance with §26.1-12.2-04(1) of the Century Code, the Company may adopt a Stock Incentive Plan; provided, however, that, any such plan shall be implemented in accordance with applicable laws and regulations.

4.12. Purchases by Directors and Officers Following Conversion. Without the prior approval of the Commissioner, directors and officers of the Converted Company and directors and officers of the Stock Holding Company shall be prohibited for a period of three (3) years following the Effective Date from purchasing shares of stock of the Stock Holding Company, except through a broker-dealer. Notwithstanding this restriction, any such Officer or Director may make (i) block purchases involving one percent (1%) or more of the then outstanding shares of Common Stock of the Stock Holding Company may be made without the use of a broker-dealer if approved in writing by the Department, and (ii) purchases may be made by or for the account of an Officer or Director (a) pursuant to a tax-qualified employee stock benefit plan established pursuant to § 26.1-12.2-04(1) of the Century Code, or (b) pursuant to, or in connection with, a nontax-qualified employee stock benefit plan approved by the shareholders of the Stock Holding Company pursuant to § 26.1-12.2-04(2) of the Century Code.

4.13. Purchases of Common Stock by the Stock Holding Company Following Conversion. Without the prior approval of the Commissioner, for a period of two (2) years from the Effective Date, neither the Stock Holding Company nor the Converted Company shall repurchase any Common Stock from any Person, except that this restriction shall not apply to either:

(a) A repurchase on a pro rata basis pursuant to an offer made to all shareholders of the Stock Holding Company; or

(b) A purchase in the open market by a tax-qualified or nontax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund such tax-qualified or nontax-qualified employee stock benefit plan.

4.14. Voting Rights. After consummation of the Conversion, exclusive voting rights with respect to the Company shall be vested in the Stock Holding Company, which will hold of all of the Company’s outstanding capital stock.

4.15. Amendment or Termination. This Plan may be substantively amended at any time by the Board of Directors of the Company as a result of comments from the Department. This Plan may be terminated at any time by the Board of Directors of the Company.

4.16. Interpretation. References herein to provisions of federal and state law shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Directors of the Company and any subsequent amendments to such provisions. All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Company shall be final.

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4.17. Redemption of Subscription Rights.

(a) Each Eligible Member shall have the right to require the Company to redeem all, but not less than all, of the Subscription Rights granted to such Eligible Member for cash at a redemption price equal to the Subscription Right Value. Any Eligible Member that elects to have the Company redeem the Subscription Rights granted to such Eligible Member shall not have the right to exercise such Subscription Rights. Any Eligible Member that fails to exercise the Subscription Rights granted to such Eligible Member shall be deemed to have elected to have the Company redeem all of the Subscription Rights granted to such Eligible Member. The election by an Eligible Member to require, or not to require, the Company to redeem the Subscription Rights granted to such Eligible Member shall be binding upon any permitted transferee of such Eligible Member. Any Eligible Member that elects, or is deemed to have elected, to have such Eligible Member’s Subscription Rights redeemed by the Company shall not be permitted to purchase shares of Common Stock in the Community Offering or any Public Offering.

(b) The Subscription Right Value shall be determined by the Independent Appraiser as of the same date as the Appraised Value. The Subscription Right Value shall be determined using the Black-Scholes option pricing model. For determining the stock price volatility and other valuation inputs the Independent Appraiser shall assume that the attributes of the Stock Holding Company will be substantially similar to the attributes of the stock of the peer companies used to determine the estimated pro forma market value of the Company. The term of the Subscription Right shall be assumed to be ninety (90) days for the sole purpose of determining the Subscription Right Value.

(c) The redemption price for each Subscription Right that an Eligible Member elects to have redeemed by the Company (or is deemed to have elected to have the Company redeem) will be paid to such Eligible Member by the Company or the Stock Holding Company within thirty (30) days after the Effective Date.

(d) For the avoidance of doubt, no recipient of a Subscription Right other than an Eligible Member shall have the right to require the Company to redeem any of its Subscription Rights.

ARTICLE V
APPROVAL, CONDITIONS AND EFFECTIVE
DATE OF CONVERSION AND REORGANIZATION

5.1. Approval by the Commissioner. The Company shall file an application with the Department and obtain the Commissioner’s approval of this Plan as required by the Conversion Law and the Reorganization Law.

5.2. Approval by Voting Members.

(a) Voting Members’ Meeting. This Plan is subject to approval by the Voting Members. After this Plan has been approved by the Department, the Company shall hold a meeting of the Voting Members (the “Members Meeting”) at which Voting Members shall be entitled to vote on the proposal to approve this Plan. The Board of Directors of the Company has directed that this Plan be submitted to the Department for review and approval as provided by law. Approval of this Plan is subject to the affirmative vote of at least two-thirds of the votes cast by Voting Members at the Members Meeting, provided that a quorum is present. Each Voting Member shall be entitled to cast one vote. Voting Members may vote in person or by proxy.

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(b) Notice of Members’ Meeting. The Members Meeting shall be held not less than forty-five (45) nor more than sixty (60) days from the date notice of the Members Meeting is given. Notice of the Members Meeting to act on this Plan shall be given to each Voting Member at the Voting Member’s address as shown on the Company’s records.

(c) Content of Notice. The notice of the Members Meeting shall contain, among other things, the information and notices required under the provisions of the Conversion Law and by the Department and shall be accompanied by a form of proxy permitting the Eligible Members to vote FOR or AGAINST this Plan. Approval by the Eligible Members of this Plan shall constitute approval by the Eligible Members of the MHC Articles, the MHC Bylaws, the Restated Articles and the Restated Bylaws.

5.3. Conditions and Effective Date. Upon satisfaction of all conditions as provided in Subsections (a), (b) and (c) of this Section 5.3, the Company shall file the MHC Articles, the SHC Articles and the Restated Articles with the Department. In addition, the Converted Stock Company shall file with the Department a copy of the minutes of the Members Meeting together with a copy of MHC Bylaws, the SHC Bylaws and the Restated Bylaws. This Plan shall become effective on the date (the “Effective Date”) that all of the provisions of this Section 5.3 have been complied with and the MHC Articles, the SHC Articles and the Restated Articles have been filed with the office of the North Dakota Secretary of State in the manner provided by the North Dakota Business Corporation Act.

(a) Voting Members’ Approval. The Conversion shall not become effective unless this Plan shall have been approved by the Voting Members as provided in Section 5.2(a).

(b) Regulatory Approvals. The Conversion shall not become effective unless:

(i) This Plan shall have been approved by the Department as provided in Section 5.1;

(ii) The MHC Articles, Restated Articles and SHC Articles as provided in Sections 2.4, 2.7 and 2.10 shall have been approved by the Department; and

(iii) The form of notice to Voting Members and the form of proxy as provided in Section 5.2(c) shall have been approved by the Department.

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(c) Tax Considerations. The Conversion shall not become effective unless on or prior to the Effective Date the Company shall have obtained rulings from the Internal Revenue Service or an opinion of independent tax counsel substantially to the effect that the Conversion of the Company from a domestic mutual insurance company into a stock insurance company, the exchange of the Membership Interests in the Company for Membership Interests in the Mutual Holding Company, the issuance of the shares of the capital stock of the Converted Stock Company and Stock Holding Company, and the contribution of the shares of the capital stock of the Converted Stock Company by the Mutual Holding Company to the Stock Holding Company will constitute a tax-free Conversion, or will otherwise constitute a tax-free transaction for the parties to the Conversion under the provisions of the Internal Revenue Code of 1986, as amended, except to the extent a Participant receives cash in exchange for such Participant’s Subscription Rights.

ARTICLE VI
ADDITIONAL PROVISIONS

6.1. No Transfer or Exchange. The Conversion shall not be construed to result in any reinsurance or in any real or constructive issuance or exchange of any insurance policy or contract or any other transfer of any assets, rights or obligations of the Company.

6.2. Directors and Officers. Each director and officer of the Company, or their successors, to the extent they still hold such positions on the Effective Date, shall serve as the directors and officers of the Converted Stock Company on and after the Effective Date, until new directors and officers have been duly elected and qualified pursuant to the Restated Articles and the Restated Bylaws.

6.3. Conflict of Interest. No director, officer, agent or employee of the Company or other Person shall receive any fee, commission or other valuable consideration, other than such Person’s regular salary or compensation, for in any manner aiding, promoting, arranging, or assisting in the Conversion except as set forth in this Plan. This Section 6.3 shall not prohibit the payment of reasonable fees and compensation to attorneys, accountants or actuaries for services performed in the independent practice of their professions notwithstanding the fact that such attorney, accountant or actuary is a member of the Board of Directors of the Company.

6.4. Notices. If the Company complies substantially and in good faith with the notice requirements of the Conversion Law, its failure to give any member of the Company a required notice shall not impair the validity of the action taken under the Conversion Law or this Plan.

6.5. Assets of Mutual Holding Company. If for any reason the Converted Stock Company becomes subject to any delinquency proceedings under Chapter 26.1-06.1 of the Century Code of North Dakota, substantially all of the assets of the Mutual Holding Company will be available for the benefit of the Converted Stock Company and the Policyholders. To assure that the assets of the Mutual Holding Company will be so available for any such delinquency proceedings, on the Effective Date, the Mutual Holding Company and the Converted Stock Company will enter into a Pledge and Security Agreement (the form of which shall be approved by the Department) whereby the Mutual Holding Company will assign, pledge and grant to the Converted Stock Company a security interest in substantially all of its assets now owned or thereafter acquired, including all of the shares of the Stock Holding Company acquired by the Mutual Holding Company. In addition, at any time and from time to time that the Board of Directors of the Mutual Holding Company determines that the Mutual Holding Company has an accumulation of earnings in excess of the funds that may be needed to pay the expenses and obligations of the Mutual Holding Company as they become due and payable, the Board of Directors of the Mutual Holding Company will direct that any such excess shall be contributed to the surplus of the Converted Stock Company and be used for the benefit of the Converted Stock Company and its Policyholders in a manner as determined by the Board of Directors of the Converted Stock Company.

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6.6. Amendment of Plan; Withdrawal of Plan. At any time before approval of the Plan by the Commissioner, the Board of Directors of the Company, by affirmative vote of not less than two-thirds of its members, may amend or withdraw this Plan. No Person shall have any rights or claims against the Company or its Board of Directors based on withdrawal of this Plan.

6.7. Corrections. The Company may, until the Effective Date, by an instrument executed by its Chairman of the Board, President, Executive Vice President and Chief Executive Officer, Chief Financial Officer, Vice Chairman of the Board, or any Vice President, attested by its Secretary or Assistant Secretary under the Company’s corporate seal and submitted to the Department, make such modifications as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in this Plan, including the Exhibits hereto. The Company may in the same manner also make such modifications as may be required by the Department after the filing of the application for review and approval of this Plan as a condition of approval of the Conversion.

6.8. Costs and Expenses. All costs and expenses incurred in connection with this Plan shall be paid either by the Company or the Converted Stock Company.

6.9. Limitation on Actions. Any action challenging the validity of or arising out of any act taken or proposed to be taken under the Conversion Law or this Plan must be commenced on or before the later of (i) sixty (60) days after approval of the Plan by the Commissioner, and (ii) within thirty (30) days after the notice of the Members Meeting is first mailed to Voting Members.

6.10. Governing Law. The terms of this Plan shall be governed by and construed in accordance with the laws of the State of North Dakota.

6.11. Headings. Article and Section headings contained in this Plan are for convenience only, and shall not be considered in construing or interpreting any of the provisions hereof.

6.12. Recitals. The Recitals are a general expression of the concepts of this Plan. They are not, and shall not be construed to be, a substantive part of this Plan except for definitions included therein.

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IN WITNESS WHEREOF, Nodak Mutual Insurance Company, by the authority of its Board of Directors, has caused this Plan to be signed by its Executive Vice President and Chief Executive Officer and attested by its Chief Financial Officer and Secretary on January 21, 2016.

NODAK MUTUAL INSURANCE
COMPANY

	By:	/s/ Michael J. Alexander
Michael J. Alexander
Executive Vice President and Chief Executive Officer

ATTEST:

/s/ Brian R. Doom
Brian R. Doom
Secretary/Treasurer and Chief Financial Officer

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